EXHIBIT 23


INDEPENDENT AUDITORS  CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-55179 of Koger Equity, Inc. on Form S-3 and Registration Statement No. 33-54617 of Koger Equity, Inc. on Form S-3 of our report dated March 10, 1995, appearing in this Annual Report on Form 10-K of Koger Equity. Inc. for the year ended December 31, 1994.





DELOITTE & TOUCHE LLP
Jacksonville, Florida
March 20, 1995